Exhibit 4.5

Dated the 19th day of May 2026

ONLINE HOLDINGS LIMITED

and

AXONEX INTELLIGENCE LIMITED

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TENANCY AGREEMENT

of

Units 506-8 on the 5th Floor of Laford Centre,

No.838 Lai Chi Kok Road, Kowloon, Hong Kong

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Term	:	2 years commencing on 8th April 2026 and expiring on 7th April 2028

Rent	:	HK$53,770.00 per month (exclusive of rates, management charges, air-conditioning charges and government rent and all other outgoing charges)

Management charges and air-conditioning charges	:	HK$14,999.00 per month

Government Rent and Rates	:	HK$12,480.00 per quarter

Deposit	:	HK$218,787.00

Rent-free Period	:	2 months from 8th April 2026 to 7th June 2026

King & Company

Solicitors & Notaries

8th Floor, Asia Standard Tower,

59-65 Queen’s Road, Central

Hong Kong

Tel : 2868 0909

Fax : 2810 5381

Ref : SC/70491/26

THIS AGREEMENT	is made the 19th day of May,
Two Thousand and Twenty-Six

BETWEEN ONLINE HOLDINGS LIMITED ( 聯智集團有限公司 ) whose registered office is situate at Level 13, 1 Queen’s Road, Central, Hong Kong (hereinafter called “the Landlord” which expression shall where the context so admits include its successors in title and assigns) of the one part and AXONEX INTELLIGENCE LIMITED whose registered office is situate at 17th Floor, Wing Kwok Centre, No.182 Woosung Street, Jordan, Kowloon, Hong Kong (hereinafter called “the Tenant” which expression shall where the context so admits include the Tenant’s successors in title and permitted assigns) of the other part.

THIS AGREEMENT WITNESSETH AS FOLLOWS :-

SECTION I

DESCRIPTION OF PREMISES AND TERM ETC.

The Landlord lets and the Tenant takes ALL THAT portion of the building known as LAFORD CENTRE now situate at No.838 Lai Chi Kok Road, Kowloon and (hereinafter referred to as “the said building”) erected on ALL THAT piece or parcel of land registered at the Urban Land Registry as NEW KOWLOON INLAND LOT NO.5567 (hereinafter referred to as “the said land”) which said portion of the said building is more particularly described in the First Schedule hereto and is hereinafter called “the said premises” TOGETHER with all rights easements and appurtenances thereto belonging or usually held and enjoyed therewith AND TOGETHER with the fixtures fittings and effects of the Landlord therein contained as more particularly described in Part III of the Second Schedule hereto (hereinafter referred to as “the said Chattels”) AND TOGETHER ALSO with the use in common with the Landlord and all others having the like right of the common entrances, staircases, landings, passages and lifts (if any) in the said building in so far as the same is necessary for the proper use and enjoyment of the said premises for the term of TWO (2) YEARS commencing on the 8th April 2026 determinable as hereinafter mentioned YIELDING AND PAYING therefor during the said term the rent management charges air-conditioning charges (if any) Government rent and rates as set out in the Second Schedule hereto which rent (exclusive of rates management charges, air-conditioning charges (if any) Government rent and other outgoings) and management charges, air-conditioning charges (if any) and a due proportion of the Government rent and rates shall be payable in advance clear of all deductions or set-off on the first day of each calendar month Provided that the Tenant shall pay in advance one month’s rent management charges air-conditioning charges (if any) Government rent and rates as stipulated in the Second Schedule hereto on the signing of this Agreement.

SECTION II

RENT AND OTHER CHARGES

(1) To pay the rent management charges air-conditioning charges (if any) Government rent and rates on the days and in the manner hereinbefore provided for payment thereof and if so required by the Landlord in cash.

(2)	(a)	To pay and discharge promptly all Government rent, rates, assessments, duties, charges and other impositions and outgoings of an annual or a recurring nature now or hereafter to be assessed, imposed or charged by the Government of the Hong Kong Special Administrative Region, the Manager(s) of the said building or other lawful authority upon the said premises or the occupier thereof (Property Tax only excepted). Without prejudice to the generality of this sub-clause the Tenant shall pay all rates and Government rent imposed on the said premises in the first place to the Landlord who shall settle the same with the Government of the Hong Kong Special Administrative Region.

(b)	In the event that no valuation or assessment of rates of the said premises shall have been made in accordance with the Rating Ordinance (Cap.116) or any statute(s) thereof for the time being in force, the Landlord shall until such time as the said premises are valued and assessed to rates be at liberty to make an interim valuation thereof on the basis of a rateable value equal to five per cent (5%) of twelve months’ rent payable by the Tenant or at such other rate or rates as may from time to time be applicable and the amount which would be payable upon such interim valuation shall forthwith be paid by the Tenant to the Landlord in advance upon the Landlord’s demand and any under-payment by the Tenant on such interim valuation shall be adjusted when a valuation and assessment of rates of the said premises under the Rating Ordinance or any statute(s) shall have been made known.

(c)	The Landlord shall be entitled to treat non-payment of rates in accordance with the foregoing provisions of this sub-clause or any part thereof in all respects as non-payment of rent under this Agreement.

(3) To pay and discharge all deposits and charges for gas (if any) water telephone and electricity consumed in the said premises.

SECTION III

TENANT’S OBLIGATIONS

The Tenant hereby agrees with the Landlord as follows :-

(1) The said premises shall be used by the Tenant only and wholly and exclusively for the purpose as permitted by the relevant Government authorities in particularly the Permitted Purposes, namely “Eating Place”, “Place of Entertainment”, “Private Club” and “Shop and Services” as specified in Schedule B of the Waiver Letter dated 29th December 2015 and registered in the Land Registry by Memorial No.16011100660014 or such lawful purpose(s) as shall be approved in advance by the Government of the Hong Kong Special Administrative Region and the Landlord from time to time (excluding any trade that is now or hereafter be declared to be an offensive trade under the Public Health & Municipal Services Ordinance or any enactment amending the same or substituted therefor) and not to use or permit or suffer the said premises or any part thereof to be used for any other purposes.

(2) To observe, obey and comply with and to indemnify the Landlord against the breach of all ordinances, regulations, bye-laws, rules and requirements of any Governmental or other competent authority relating to the use and enjoyment of the said premises by the Tenant or to any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any agent or licensee of the Tenant and to notify the Landlord forthwith in writing of any notice received from any statutory or public authority concerning or in respect of the said premises or any services supplied thereto.

(3)	(a)	To fit out the said premises in accordance with such plans and specifications as shall have been first submitted to and approved in writing by the Landlord (such approval not to be unreasonably withheld) in a good and proper workmanlike fashion and so to maintain the same throughout the said term in good condition and repair to the satisfaction of the Landlord.

(b)	Before making any internal partitioning, decorations, alterations and fittings and external design (if any) relating to the said premises to submit details and plans thereof to the Landlord for its prior written approval (such approval not to be unreasonably withheld) and only to carry out such internal partitioning, decorations, alterations and fittings and external design in accordance with such approved details and plans and any other reasonable directions and conditions given and imposed by the Landlord relating thereto Provided that the cost and expenses as shall be incurred by the Landlord for approving such plans and specifications shall be borne by the Tenant and shall be paid by the Tenant before the commencement of any works relating thereto. All fitting-out and decoration works shall be carried out in accordance with the Landlord’s Fitting-Out Rules, a copy of which has been supplied to and noted by the Tenant. A vetting fee at a rate of HK$1.50 per square feet on gross basis, subject to a minimum charge of HK$1,000.00 is payable by the Tenant to the Landlord or the Building Manager upon demand for vetting and approving the submitted plans. Such approval from the Landlord shall not relieve the Tenant from the responsibility to obtain all necessary permits and licences pertaining to the proposed design, partitioning, decoration or alteration work and the Tenant shall give all notices required and shall comply with all Government ordinances, rules and regulations and also all regulations and bye-laws of any public utility company or authority having jurisdiction over the said works.

(c)	In respect of those work items (“Minor Works”) governed by the Government’s Minor Works Control System, the Tenant is required to employ at its own costs prescribed building professionals and/or prescribed registered contractors in accordance with the Building (Minor Works) Regulations (“BMWR”) to carry out the Minor Works in question, and to provide copies of all submissions (including where applicable the notification of commencement of works, the certification of completion of works, and all other plans, photographs and documents required under the BMWR submitted to the Buildings Department and/or other relevant Government department(s) with respect of such Minor Works to the Landlord for record.

(d)	To keep all the interior of the said premises including the said Chattels the flooring and interior plaster or other finishes or rendering to walls, floors and ceilings and the Landlord’s fixtures and fittings therein (if any) and all additions thereto and including all air-conditioners (if any), air-conditioning installations and devices (if any) provided by the Landlord, doors, windows, electrical installations and wiring in good, clean and tenantable repair and condition and properly preserved and painted (fair wear and tear excepted) and so to maintain the same at the expense of the Tenant and to deliver up the same to the Landlord at the expiration or sooner determination of the said term in like condition (fair wear and tear excepted).

(4) To reimburse the Landlord the cost of replacing all broken and damaged walls windows, doors and glass whether or not the same be broken or damaged by the negligence of the Tenant.

(5) At the Tenant’s own cost and expense to repair or replace any air-conditioning, mechanical, electrical and fire service installation or electrical wiring within the said premises if the same becomes dangerous or unsafe or if so reasonably required by the Landlord or The China Light & Power Co. Ltd. or by other competent Government Authorities and the Tenant shall use only the Landlord’s nominated contractor (if any) for such purpose. The Tenant shall permit the Landlord or its agents to test the Tenant’s wiring in the said premises at any time upon request being made.

(6) To keep the sanitary and water apparatus in the said premises in good, clean and tenantable repair and condition to the satisfaction of the Landlord and in accordance with the regulations or bye-laws of all Public Health and other Government Authorities.

(7) To pay to the Landlord on demand all costs incurred by the Landlord in cleansing, clearing, repairing or replacing any of the drains, pipes or sanitary or plumbing apparatus choked or stopped up owing to the careless or improper use or neglect by the Tenant or any agent or licensee of the Tenant.

(8) To be wholly responsible for any loss damage or injury caused to the Landlord or any person whomsoever or any property whatsoever of the Landlord or of any person whether directly or indirectly through the defective or damaged condition of any part of the interior of the said premises (including walls, doors and windows) or any fittings, fixtures or wiring therein for the repair of which the Tenant is responsible hereunder or through or in any way owing to the spread of fire or smoke or the overflow of water from the said premises or any part thereof and to make good the same by payment or otherwise and indemnify the Landlord against all claims demands actions and legal proceedings whatsoever made upon the Landlord by any person in respect thereof. The Tenant shall further effect adequate insurance cover in respect of such risks and in respect of any third parties claim as a result of any accident within the said premises with a reputable insurance company to the satisfaction of the Landlord. The Tenant hereby further undertakes to produce and make available to the Landlord, as and when so required by the Landlord, such policy of insurance together with the receipt for the last payment of premium and a certificate from the insurance company that the policy is fully paid up and in all respects valid and subsisting.

(9) To take all reasonable precautions to protect the said premises against damage by storm or typhoon or the like.

(10) Without prejudice to the obligations of the Tenant hereunder, to permit the Landlord and all persons authorised by it at all reasonable times to enter and view the state of repair of the said premises, to take inventories of the fixtures therein and to carry out any works repairs or maintenance which require to be done.

(11) On receipt of any notice from the Landlord or its authorised representative specifying any work or repair which is required to be done and which is the responsibility of the Tenant hereunder, forthwith to put in hand and execute the same with all possible despatch and without any delay.

(12) To immediately give notice to the Landlord or its agent of any damage that may be caused to and/or any accident to or defects in the said premises or the water pipes, gas pipes, electrical wiring or fittings, fixtures or other facilities installed in the said premises in respect of which the Tenant has knowledge of.

(13) To reimburse the Landlord the cost of replacing any damaged, broken, defective or burned out electric light bulbs, tubes and globes in the said premises which may be provided by the Landlord.

(14) To allow the Landlord within six calendar months immediately preceding the expiration of the said term to show the said premises to prospective tenant(s) licensee(s) or purchaser(s) and to allow such prospective tenant(s), licensee(s) or purchaser(s) to inspect the said premises and also allow the Landlord to exhibit where the Landlord shall think fit a notice indicating that the said premises are to be let licenced or sold which notice the Tenant shall not conceal.

(15) To obey and comply with such regulations as may from time to time be adopted by the Landlord in accordance with Section X hereof and/or adopted by the Manager(s) of the said building.

(16) To be responsible to the Landlord for the acts, neglects, omissions and defaults of all contractors, servants, agents and licensees of the Tenant as if they were the acts, neglects, omissions and defaults of the Tenant itself and for the purposes of this Agreement “licensee” shall include any person present in, using or visiting the said premises with the consent of the Tenant express or implied.

(17) To be responsible for the removal of garbage and refuse from the said premises to such location in the said building as shall be specified by the Manager of the said building from time to time and to use only the type of refuse containers as is specified by such Manager from time to time. The Tenant shall ensure that all refuse containers shall be fully sealed at all times. In the event of the Manager of the said building providing a collection service for garbage and refuse the same shall be used by the Tenant to the exclusion of any other similar service and the use of such service shall be at the sole cost of the Tenant.

(18) To quietly yield up vacant possession of the said premises together with the said Chattels and all fixtures, fittings and additions therein and thereto at the expiration or sooner determination of this tenancy in good, clean and tenantable repair and condition (fair wear and tear excepted) notwithstanding any rule of law or equity to the contrary PROVIDED THAT if so required by the Landlord the Tenant shall at its own expense remove all the fixtures and fittings and additions in and to the said premises (whether of a non-structural or structural nature) in bare-shell condition at the expiration or sooner determination of this tenancy and in such event the Tenant shall make good all damage caused to the said premises and/or the said building by such removal AND thereupon to surrender to the Landlord all keys giving access to all parts of the said premises held by the Tenant and to make good at the Tenant’s expense any damage caused by such removal.

(19) To carry out and comply with all ordinances regulations bye-laws and rules and all notices and requirements of the appropriate Government authorities and departments or in relation to the user of the said premises and to keep the Landlord indemnified against any breach of this Clause.

(20) To observe the covenants terms and conditions of the Deed of Mutual Covenant and/or Management Agreement (in such form as shall be prepared and executed by the Landlord and, if lawfully necessary, approved by the relevant Government Authorities) relating to the said building.

(21) To indemnify and keep the Landlord fully indemnified from and against all actions proceedings demands costs expenses and claims whatsoever brought or made by the tenants and occupiers of the other parts of the said building and any third party in respect of any act or liability caused by or arising from the act, neglect or default (irrespective of whether wilful or not) of the Tenant or any servants licensees or persons who are permitted by the Tenant to be in the said premises or any part thereof.

SECTION IV

LANDLORD’S OBLIGATIONS

The Landlord hereby agrees with the Tenant as follows :-

(1) That the Tenant paying the rent management charges air-conditioning charges (if any) Government rent rates and other monies herein stipulated on the days and in the manner herein provided for payment of the same and observing and performing the agreements, stipulations and conditions herein contained and on the Tenant’s part to be observed and performed shall peaceably hold and enjoy the said premises during the said term without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

(2) To pay the Property Tax in respect of the said premises.

SECTION V

RESTRICTIONS AND PROHIBITIONS

The Tenant hereby further agrees with the Landlord as follows :-

(1)	(a)	Not without the previous written consent of the Landlord (such consent not to be unreasonably withheld) to erect, install or alter any fixtures, partitioning or other erection or mechanical, electrical and fire service installations in the said premises or any part thereof or without the like consent (such consent not to be unreasonably withheld) to make or permit or suffer to be made alterations in or additions to the interior or exterior of the said premises or to the electrical wiring and mechanical, electrical and fire service installations therein or to install or permit or suffer to be installed in the said premises or any part thereof any furniture and fitting which imposes a weight on any part of the flooring in excess of that for which it is designed or which requires any additional electrical main wiring or which consumes electricity not metered through the Tenant’s separate meter.

(b)	In carrying out any approved work hereunder, the Tenant shall and shall cause its servants, agents, contractors and workmen to cooperate fully with the Landlord and all servants, agents, contractors and workmen of the Landlord and with other tenants or contractors carrying out any work in the said building.

(2) Not without the previous written consent of the Landlord (such consent not to be unreasonably withheld) to cut, maim, injure, drill into, mark or deface or permit or suffer to be cut, maimed, injured, drilled into, marked or defaced any doors, windows, walls, beams, structural members or any part of the fabric of the said premises and/or the said building or any of the plumbing or sanitary apparatus or installations included therein.

(3) Not to do or permit or suffer to be done any act or thing which may be or become a nuisance or annoyance to the Landlord or to the tenants or occupiers of other premises in the said building or in any adjoining or neighbouring building or in anywise against the laws or regulations in Hong Kong.

(4) Not to produce or suffer or permit to be produced at any time in the said premises any music or noise (including sound produced by broadcasting or by any equipment or instrument capable of producing or reproducing music or sound) so as to constitute, in the opinion of the Landlord (which opinion shall be conclusive), a nuisance or to give cause for reasonable complaint from the occupants of any other premises in the said building or persons using or visiting the same.

(5)	(a)	Not to affix or display or permit or suffer to be affixed or displayed within or outside the said premises any signboard, sign, decoration, flag, poster, advertising matter or other device whether illuminated or not which may be visible from outside the said premises.

(b)	Notwithstanding anything provided in Clause 5(a) of this Section, if Directory Boards shall be provided by the Manager of the said building, the Tenant may have its name displayed thereon in English and Chinese in uniform lettering or characters designated by the Manager of the said building such lettering and characters and any additions or alterations thereto to be affixed at the Tenant’s expense.

(c)	The Landlord shall have the right to remove at the cost and expense of the Tenant any signboard sign decoration signs flags posters or thing which shall be affixed put up or displayed in contravention of this Clause.

(6) Not to use or permit or suffer the said premises to be used for any illegal or immoral purpose.

(7) Not to keep or store or permit or suffer to be kept or stored in the said premises any arms, ammunition, gun-powder, salt-petre, kerosene or other explosive or combustible substance or hazardous goods.

(8) Not to encumber or obstruct or permit or suffer to be encumbered or obstructed with any box, packaging or other obstruction of any kind or nature any of the entrances, staircases, landings, passages, escalators, lifts, lobbies or other parts of the said building in common use and not to leave rubbish garbage or any other article or thing in the front or on the sides of the said premises or in any part of the said building not in the exclusive occupation of the Tenant or outside the said building except in the place(s) specifically designated for the disposal of rubbish or garbage.

(9) Not to use or permit or suffer the toilet facilities and sanitary installations in the said premises to be used for any purpose other than that for which they are intended and not to throw or permit or suffer to be thrown therein any foreign substance of any kind and the Tenant shall pay to the Landlord on demand the whole expense of any breakage, blockage or damage resulting from a violation of the Clause.

(10) Not to lay, install, affix or attach any wiring, cables or other article or thing in or upon any of the entrances, staircases, landings, passages, lobbies or other parts of the said building in common use.

(11) Not to cause or permit any offensive or unusual odours or excessive smoke to be produced upon, permeate through or emanate from the said premises.

(12) Not to keep or permit or suffer to be kept any animals or pets inside the said premises without the permission of the Manager of the said building.

(13) Not to assign, underlet, part with the possession of or transfer the said premises or any part thereof or any interest therein, nor permit or suffer any arrangement or transaction whereby any person who is not a party to this Agreement obtains the use, possession, occupation or enjoyment of the said premises or any part thereof irrespective of whether any rental or other consideration is given therefor. The tenancy shall be personal to the Tenant named in this Agreement and, without in any way limiting the generality of the foregoing the following acts and events shall, unless approved in writing by the Landlord, be deemed to be breaches of this clause :-

(a)	In the case of a tenant which is a partnership, the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

(b)	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death, insanity or other disability of that individual, to the intent that no right to use, possess, occupy or enjoy the said premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustee or committee of any such individual.

(c)	In the case of a tenant which is a corporation, any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

(d)	The giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use, possess, occupy or enjoy the said premises or any part thereof or does in fact use, possess, occupy or enjoy the same.

(14) Not to do or permit or suffer to be done any act, deed, matter or thing whatsoever which amounts to a breach of any of the terms and conditions under which the said land and the said premises are held from the Government of the Hong Kong Special Administrative Region and to indemnify the Landlord against any such breach.

(15) Not to do or permit or suffer to be done any act, deed, matter or thing whatsoever whereby the insurance on the said building and/or the said premises against loss or damage by fire and/or other insurable perils and/or claims by third parties for the time being in force may be rendered void or voidable or whereby the premium thereon may be increased Provided that if as the result of any act, deed, matter or thing done, permitted or suffered by the Tenant, the premium on any such policy of insurance shall be increased, the Landlord shall be entitled without prejudice to any other remedy hereunder to recover from the Tenant the amount of any such increase and further the Tenant shall keep the Landlord fully indemnified against all loss damages claims and demands sustained by or made against the Landlord by any person as a result of any breach by the Tenant of this Clause PROVIDED that notwithstanding anything herein contained the Landlord does not warrant that any or adequate insurance against fire or any other risks exists in respect of the said premises and/or the said building and/or all or any of the furniture fittings or property installed thereto or placed therein by the Tenant AND the Tenant shall be responsible in any event for insurance of its furniture fittings and property installed or placed in the said premises and/or the said building.

(16) Not to erect any aerial on the roof or walls or any other part of the said building or on the ceiling or walls or any other part of the said premises without the prior consent of the Manager of the said building.

(17) Not to install air-conditioning facilities in addition to such facilities as provided by the Landlord (if any) without the prior consent of the Landlord and the Manager of the said building.

(18) Not to permit any touting or soliciting for business or the distributing of any pamphlets, notices or advertising matter to be conducted outside or near the said premises or in any part of the said building by any of the Tenant’s servants, agents or licensees.

(19) Not to do anything whereby the maximum loading capacity of or the capacity of electricity supply to the said premises shall be exceeded.

(20) Not to permit the movement to and from the said premises of any goods, machinery, furniture or raw materials on conveyances without rubber or nylon wheels, in particularly hydraulic pallet trolley ( 唧車 ) is specifically prohibited, so as to protect the floors in the said building and shall be liable for any damage to floor surfaces resulting from a breach of this Clause.

SECTION VI

EXCLUSIONS

(1) Notwithstanding anything herein contained the Landlord shall not in any circumstances be liable to the Tenant its servants licensees or invitees or any other person whomsoever :-

(a)	in respect of any loss damage or injury to person or property sustained by the Tenant its servants licensees invitees or any such other person caused by or through or in any way owing to any defect in and/or break-down and/or the defective working and/or operation and/or condition of any lift(s) or air-conditioning system (if any) in the said premises and/or the said building, and/or

(b)	in respect of any loss or damage to person or property sustained by the Tenant or any such other person caused by or through or in any way owing to fire or the overflow or leakage of water from or through any part or portion of the said premises and/or the said building, and/or

(c)	for the security or safekeeping of the said premises or any contents therein

And the Tenant shall indemnify and keep the Landlord fully indemnified against all claims actions and demands whatsoever made upon the Landlord by any servant licensee or invitee of the Tenant or any such other person as a result of all such loss damage or injury aforesaid and the rent, management charges and air-conditioning charges (if any) or any part thereof shall not abate or cease to be payable on account thereof save as provided in Section VII hereof.

(2) The Landlord shall not be liable or responsible for any damage suffered by the Tenant (whether personally or in respect of the said premises or any property of the Tenant therein) or any servant invitee or licensee of the Tenant through or by the acts neglect or default of the tenants and occupiers of the other parts of the said building and their servants licensees and invitees.

(3) The Landlord shall neither be liable to pay compensation to the Tenant in respect of any period during which due to circumstances beyond the control of the Landlord the proper operation of the lift(s) and/or the air-conditioning system (if any) in the said premises or the said building shall be interrupted as the result of mechanical failure or need for repair or overhaul nor shall the Landlord be liable to grant any abatement of rental or management charges or air-conditioning charges (if any) in respect thereof.

(4) The Landlord shall not be in any way liable to the Tenant or to any person or persons claiming any right title or interest under the Tenant for any damage or injury which may be sustained by the Tenant or by any such person or persons as aforesaid on account of the defective or damaged condition of the said premises or the Landlord’s fixtures and fittings therein (if any) or any part thereof and in particular the Landlord shall not be responsible to the Tenant or any person or persons as aforesaid for any damage whatsoever caused by or through or in any way owing to (a) any typhoon or flooding or (b) the escape of fire leakage of water or electric current from the water pipes or electric wiring or cable situated upon or in any way connected with the said building or any part thereof or (c) the dropping of cigarette ends, broken pieces of glass or other articles and the escape of water, fire or electricity and vibrations from any floor unit or premises in the said building or in the neighbourhood and the Tenant hereby agrees to indemnify the Landlord against all claims demands actions costs expenses whatsoever made upon the Landlord by any person or persons as aforesaid in respect of the matters aforesaid and further the Tenant shall be responsible for any damage which may be done to any part of the said premises or to the Landlord’s fixtures and fittings therein.

SECTION VII

ABATEMENT OF RENT

In the event of the said premises or any part thereof being damaged or destroyed by reason of fire storm wind typhoon heavy rainfall earthquake defective construction white ants landslide or subsidence of the ground or any other causes so as to render the said premises or any part thereof uninhabitable or inaccessible for at least TWO CALENDAR MONTHS for which the Tenant shall not be responsible the rent or a proportionate part thereof shall cease to become payable from the date of damage or destruction until the said premises or any part thereof so damaged or destroyed as aforesaid shall have been repaired reinstated and again rendered fit for use and occupation and accessible PROVIDED THAT the Landlord shall not be required to rebuild or reinstate the said premises and/or the said building so as to render the same fit for use and occupation and accessible Provided if the said premises have not been repaired and reinstated and rendered fit for use and occupation and accessible within a period of three months from the date of damage or destruction as aforesaid the Tenant shall be entitled to terminate this Agreement and the tenancy hereby created by giving 14 days’ written notice to the Landlord whereupon this Agreement and the tenancy hereby created shall be terminated at the end of the 14 days’ notice period and the Landlord shall forthwith refund to the Tenant the deposit or the balance thereof paid by the Tenant to the Landlord hereunder and any rent received by the Landlord covering the period from the date of destruction or damage aforesaid to the termination of the tenancy.

SECTION VIII

DEFAULT

It is hereby further expressly agreed and declared as follows :-

(1) If and whenever the rent or management charges or air-conditioning charges (if any) or other payments hereby reserved or any part thereof respectively shall remain unpaid for 7 days after becoming payable (whether legally or formally demanded or not) or if any agreement term or condition on the Tenant’s part herein contained shall not be performed or observed or if the Tenant being a company or corporation shall be wound up whether voluntarily (save for the purpose of reconstruction or amalgamation) or compulsorily or if a petition for the winding up of the Tenant shall have been filed or if the Tenant shall make any arrangement to enter into any composition with its creditors or suffer any distress or execution to be levied on its goods then and in any of the said cases it shall be lawful for the Landlord at any time thereafter (i) to re-enter upon the said premises or any part or parts thereof in the name of the whole and thereupon this Agreement shall absolutely determine and the deposit paid under Section IX hereof shall be applied by the Landlord to set off all loss and damage sustained by the Landlord in accordance with Section IX hereof but the rights and remedies given to the Landlord by this Clause shall be deemed cumulative remedies and shall not prejudice any right of action or any remedy of the Landlord for the recovery of any rent or money due to the Landlord by the Tenant or in respect of any antecedent breach of the Tenant’s agreements terms and conditions herein contained AND/OR (ii) to pursue whatever action for remedy as the Landlord shall at its sole discretion deem appropriate against the Tenant (including but not limited to suing the Tenant for damages).

(2) A written notice served by the Landlord on the Tenant in manner hereinafter mentioned to the effect that the Landlord thereby exercises the power of re-entry and/or forfeiture herein contained shall be a full and sufficient exercise of such power without physical entry on the part of the Landlord and notwithstanding any statutory or common law provision to the contrary.

(3) Acceptance of rent or management charges or air-conditioning charges (if any) or other payments by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach, non-observance or non-performance by the Tenant of any of the agreements, stipulations and conditions herein contained and on the Tenant’s part to be observed and performed.

(4) For the purposes of these presents any act, default, neglect or omission of any servant, agent or licensee (as hereinbefore defined) of the Tenant or any contractor employed or engaged by the Tenant shall be deemed to be the act, default, neglect or omission of the Tenant.

(5) For the purposes of distress for rent in terms of Part III of the Landlord and Tenant (Consolidation) Ordinance (Chapter 7) and of these presents, the rent payable in respect of the said premises shall include the management charges air-conditioning charges (if any) Government rent and rates payable hereunder and such rent shall be and be deemed to be in arrears if not paid in advance at the times and in manner hereinbefore provided for payment thereof.

(6) Notwithstanding anything hereinbefore contained if the Tenant shall fail to pay the rent and/or management charges and/or air-conditioning charges (if any) and/or other moneys herein reserved or any part thereof on due date the Landlord shall be entitled to :-

(a)	recover from the Tenant as a debt the following expenses incurred by the Landlord in the course of recovering the rental and/or management charges and/or air-conditioning charges (if any) in arrears and/or other moneys unpaid or any part thereof :-

(i)	such sum as the Landlord shall reasonably determine to be collection charges for the additional work incurred by the Landlord’s staff in collecting the rental and/or management charges and/or air-conditioning charges (if any) in arrears and/or other moneys unpaid or any part thereof from the Tenant;

(ii)	all Solicitors’ and/or Counsels’ fees (on a solicitor and own client basis) and court fees incurred by the Landlord for the purpose of recovering the rental and/or management charges and/or air-conditioning charges (if any) in arrears and/or other moneys unpaid or any part thereof from the Tenant;

(iii)	any other fees paid to debt-collectors appointed by the Landlord for the purpose of collecting the rental and/or management charges and/or air-conditioning charges (if any) in arrears and/or other moneys unpaid or any part thereof from the Tenant;

(iv)	interest calculated at the rate of 2% per month on the rental and/or management charges in arrears and/or air-conditioning charges (if any) and/or other moneys unpaid or any part thereof from the date due for payment to the date of actual payment; and

(b)	disconnect or discontinue the supply of services to the said premises and/or to the Tenant such as water, electric power and management services forthwith.

SECTION IX

DEPOSIT

(1) The Tenant shall forthwith on the signing of this Agreement deposit and at all times throughout the subsistence of the said term of tenancy hereby granted maintain with the Landlord such sum as shall be equivalent to THREE (3) MONTHS’ rent management charges air-conditioning charges (if any) and a quarter of Government rent and rates payable hereunder from time to time to secure the due performance by the Tenant of the agreements, stipulations and conditions herein contained and, on the Tenant’s part to be observed and performed. The said deposit shall be retained by the Landlord throughout the said term free of any interest to the Tenant and in the event of any breach or non-observance or non-performance by the Tenant of any of the said agreements, stipulations or conditions aforesaid, the Landlord shall be entitled to terminate this Agreement and to deduct from the said deposit the amount of any monetary loss incurred by the Landlord in consequence of the breach, non-observance or non-performance by the Tenant.

(2) Subject as aforesaid the said deposit shall be refunded to the Tenant by the Landlord without interest within 15 days after the expiration or sooner determination of this Agreement and the delivery of vacant possession of the said premises to the Landlord provided that all the Tenant’s agreements terms and conditions shall have been duly performed and observed or within 15 days of the settlement of the last outstanding claim by the Landlord against the Tenant in respect of any breach, non-observance or non-performance of any of the agreements, stipulations or conditions herein contained and on the part of the Tenant to be observed and performed, whichever is the later.

(3) It is agreed by the Landlord and Tenant that if, at any time during the term of the tenancy hereby created, the Landlord shall sell or otherwise assign or dispose of the said premises to a third party (the “Purchaser”), the Landlord and the Tenant shall sign, and the Landlord shall procure the Purchaser to sign a Memorandum (in triplicate) in the form appearing in the Third Schedule hereto whereupon the Tenant consents to the transfer of the said deposit by the Landlord to the Purchaser (subject to the Purchaser agreeing to hold and refund the said deposit in accordance with the terms of this Agreement) and release the Landlord from its obligation to refund to the Tenant the said deposit at the expiration or sooner determination of the said term of tenancy hereby created.

SECTION X

REGULATIONS

(1) The Manager(s) of the said building shall have the right from time to time and by notice in writing to the Tenant to make and introduce, and subsequently amend, adopt or abolish if necessary, such regulations as they may respectively consider necessary for the management and maintenance of the said building.

(2) Such regulations shall be supplementary to the terms and conditions contained in this Agreement and shall not in any way derogate from such terms and conditions. In the event of conflict between such regulations and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

SECTION XI

SPECIAL RIGHTS

(1) The Tenant hereby agrees and confirms that the Landlord shall have the full free and unrestricted right power and authority to :-

(a)	prepare and execute one or more Deed of Mutual Covenant and/or Management Agreement with such terms conditions and covenants and amendment or further amendment thereof where necessary as the Landlord shall at its sole discretion deem appropriate for the purpose of regulating the rights and obligations of the owners and/or co-owners and/or occupiers of the said building and for the control and management of the said building and designation of common areas and creation easements therein, etc. and the Tenant shall be bound by the same upon execution of the same by the Landlord;

(b)	name and re-name or give consent to the other party to name or re-name the said building with any such name or style as in its sole discretion it may determine and at any time and from time to time to change alter substitute or abandon any such name and without compensation to the Tenant Provided that the Landlord shall give the Tenant not less than 30 days’ notice of its intention so to do;

(c)	apply to, negotiate and agree with the Government for the amendment, variation and modification of the Government Grant of the said land in such manner as the Landlord may deem fit and the Tenant hereby gives and grants to the Landlord all requisite consents and full and irrevocable authorities to the Landlord to make all related application(s) and to sign and execute all related instruments and documentations on its/his/her behalf for the purpose of such amendments, variation and modification and to do all things to comply with any relevant rules, legislation and requirements relating thereto and to pay all premiums, fees and other moneys (which said premiums, fees and other moneys shall be borne by the Landlord) for such amendment, variation and modification;

(d)	make application to the Building Authority or other relevant departments for the alteration of the said building, including but not limited to change of the user and/or structure and/or layout or otherwise of the said building or any part(s) thereof, and the Tenant hereby gives and grants to the Landlord all requisites consents and full and irrevocable authorities to the Landlord to make all related application(s) on its/his/her behalf for the purpose of such alteration work to the said building;

(e)	make any structural and non-structural alteration to the said building (other than the said premises) or part(s) thereof including but not limited to the addition and/or alteration of staircases, lifts, escalators, external walls and/or other structures or facilities of the said building or otherwise as the Landlord its successors and assigns may think fit Provided any such alteration and addition shall, if lawfully necessary, first be approved by the Building Authority or other relevant Government authority; and

(f)	have uninterrupted right of access at all times for the Landlord and its successors and assigns and all workmen or other persons authorized by it/them to have access to all parts of the said building (other than the said premises) as the Landlord shall at its absolute discretion deem necessary for carrying out the aforesaid works.

(2) As security for the observance and performance by the Tenant of the terms and conditions of this Agreement, the Tenant hereby gives to the Landlord an Irrevocable Power of Attorney to the Landlord to execute for and on behalf of the Tenant all relevant deed(s) and document(s) which are necessary for the Landlord to exercise its right, power and privilege set out in Clause (1) of this Section, including but not limited to the said Deed(s) of Mutual Covenant and/or Management Agreement(s) and/or variation(s) or modification(s) of the said Government Grant (in so far as the Tenant’s execution thereof is legally necessary), and to do all, acts and things as may be necessary to name or rename the said building and/or to make alteration to the said building as aforesaid and also to do all other matters in relation or ancillary to the execution of the said Deed(s) of Mutual Covenant and/or Management Agreement(s) and/or the variation(s) or modification(s) of the Government Grant and/or to name or rename the said building aforesaid and/or the alteration of the said building aforesaid.

SECTION XII

INTERPRETATION AND MISCELLANEOUS

(1) To the extent that the Tenant can lawfully do so, the Tenant hereby expressly agrees to deprive itself of all rights (if any) to protection against eviction or ejectment afforded by any existing or future legislation from time to time in force and applicable to the said premises or to this tenancy and the Tenant agrees to deliver up vacant possession of the said premises to the Landlord on the expiration or sooner termination of the tenancy hereby created, notwithstanding any rule of law or equity to the contrary.

(2) No condoning, excusing or overlooking by the Landlord of any default, breach, non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s obligations herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any antecedent continuing or subsequent default breach non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Landlord hereunder in respect of any such antecedent continuing or subsequent default breach non-observance or non-performance and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord, unless expressed in writing and signed by the Landlord. Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and in no way shall be considered as a waiver or release of any of the provisions hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future, unless expressly so provided.

(3) Any notice required to be served hereunder shall, if to be served on the Tenant, be sufficiently served if addressed to the Tenant and sent by prepaid registered post to or delivered at the said premises or the Tenant’s last known registered office and, if to be served on the Landlord, be sufficiently served if addressed to the Landlord and sent by prepaid registered post to or delivered at the address given above or the Landlord’s last known registered office. A notice sent by post shall be deemed to have been received by the Tenant or the Landlord (as the case may be) at the time when in due course of post it would be delivered at the address to which it is sent.

(4) The Tenant acknowledges that no fine, premium, key money or other consideration has been paid by the Tenant to the Landlord for the grant of this tenancy.

(5) This Agreement sets out the full agreement reached between the parties hereto and no other representations have been made or warranties given relating to this Agreement or the said building or the said premises and if any such representation or warranty had been given or implied the same is hereby waived.

(6) Unless the context otherwise requires, words herein importing the masculine gender shall include the feminine and neuter genders and words herein in the singular shall include the plural and vice versa.

(7) Each party shall pay its own solicitors’ costs of and incidental to the preparation of this Agreement and the Stamp Duty thereon and on its counterpart shall be borne by the parties hereto in equal shares.

(8)	(a)	The Landlord does not warrant that the said premises are fit for the purposes for which they are let or for any other purposes whatsoever intended to be used by the Tenant and shall not be responsible or liable to the Tenant for any damages or loss in respect thereof. The Tenant shall be responsible for at its own costs and expenses making the applications to the relevant authorities including the Government authorities or institutes for the requisite licences or permissions for carrying on the business of the Tenant at the said premises and to comply with all relevant rules and regulations governing the same and the Tenant shall fully indemnify the Landlord and keep the Landlord indemnified against all claims, demands, proceedings, actions and legal proceedings arising out of such unauthorized or unlicensed business of the Tenant and/or non-compliance with any such relevant rules and regulations. In the event of intervention by such authorities or institutes of the specific user of the said premises by the Tenant, the Tenant shall forthwith rectify the same in accordance with the order or demand made by such authorities or institutes Provided Always that such intervention shall not frustrate or entitle the Tenant to terminate this Agreement.

(b)	The Tenant hereby declares and confirms that it has duly inspected the said premises and is satisfied with the current state and condition of the said premises, the said Chattels and the fixtures and finishes therein. The parties hereto agree that the said premises will be let to the Tenant by the Landlord in the state and condition as at the date of the signing of this Agreement and no warranty or representation whatsoever has been given or is made by the Landlord or its agents regarding the user of the said premises and/or the state and condition thereof or of the said building and in particular, but without limitation, no warranty or representation is made by the Landlord or its agents regarding :-

(a)	the said Chattels, the fittings and finishes or the installation and appliances (if any) in the said premises and/or the said building;

(b)	the state and condition of the said premises or the said building and the user thereof;

(c)	the composition of the said building.

(9) Notwithstanding any other provisions of this Agreement, a person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Ordinance to enforce any provisions of this Agreement.

SECTION XIII

SPECIAL CONDITIONS

(1) The Tenant shall cause its Director/Shareholder, CHAN HOI LUNG () (Holder of Hong Kong Identity Card No                           , to execute a Personal Guarantee (in such form and contents as shall be prescribed by the Landlord in its discretion) in the presence of a solicitor and produce the same to the Landlord upon signing this Agreement to fully guarantee the performance by the Tenant of this Agreement. The Tenant shall bear and pay the Landlord's legal costs for the preparation of the said Personal Guarantee.

(2) Levy on Solid Waste/Garbage Management

Any fees, charges and/or penalty arising out of or incidental to the implementation of the municipal solid waste levy policy or any levy/policy of a similar nature, in respect of solid waste/garbage produced by and/or disposed of by the Tenant or its customers, which may from time to time be assessed or imposed or charged by the relevant statutory or government authorities on the owner or occupier of the Premises shall be borne and paid by the Tenant absolutely.

AS WITNESS the hands of the parties hereto the day and year first above written.

THE FIRST SCHEDULE ABOVE REFERRED TO
DESCRIPTION OF PREMISES

UNITS 506-8 on the floor designated as the 5TH FLOOR of the said building which said Unit is for the purpose of identification only shown and coloured Pink on the Floor Plan annexed hereto.

[Note : None of the floors in the said building is designated as 4th Floor or 13th Floor or 14th Floor or 24th Floor]

THE SECOND SCHEDULE ABOVE REFERRED TO
PART I - PARTICULARS OF RENT

Term	Rent per calendar month (exclusive of rates management charges air-conditioning charges and Government rent)

TWO (2) YEARS
from 8th April 2026 to 7th April 2028 (both days inclusive)	HONG KONG DOLLARS FIFTY-THREE THOUSAND SEVEN HUNDRED AND SEVENTY (HK$53,770.00)

Notwithstanding anything to the contrary hereinbefore contained the Tenant shall be allowed a rent-free period of TWO (2) MONTHS from 8th April 2026 to 7th June 2026 for fitting out and decorating the said premises PROVIDED that if the date on which the rent-free period ceases to have effect shall fall on a day other than the first day of the calendar month, the Tenant shall on or before the date when the rent-free period ceases to have effect pay to the Landlord rental in respect of the said premises for the period from the day when the rent-free period ceases to have effect to the end of the calendar month in which the rent-free period expires. Notwithstanding anything hereinbefore contained, the rates, management charges air-conditioning charges (if any) Government rent and all other outgoings payable by the Tenant under this Agreement in respect of the said premises shall commence to be payable by the Tenant from the date when vacant possession of the said premises is delivered by the Landlord to the Tenant.

PART II - PARTICULARS OF MANAGEMENT CHARGES, AIR-CONDITIONING
CHARGES, GOVERNMENT RENT AND RATES

(1) The management charges and air-conditioning charges (if any) payable in respect of the said premises shall be HONG KONG DOLLARS FOURTEEN THOUSAND NINE HUNDRED AND NINETY-NINE (HK$l4,999.00) per calendar month Subject to adjustments as mentioned in paragraph (3) hereunder.

(2) The Government rent and rates in respect of the said premises shall be HONG KONG DOLLARS TWELVE THOUSAND FOUR HUNDRED AND EIGHTY (HK$12,480.00) per quarter Subject to adjustments as mentioned in paragraph (3) hereunder.

(3) If at any time during the said term the management charges and/or air-conditioning charges (if any) and/or Government rent and/or rates in respect of the said premises shall be increased pursuant to the terms and conditions of the Deed of Mutual Covenant and/or Management Agreement (in such form as shall be prepared and executed by the Landlord and, if lawfully necessary, approved by the relevant Government Authorities) or by the Manager of the said building or by the Government (as the case may be) thereafter such increased charges, Government rent and rates (as the case may be) shall be payable by the Tenant in lieu of the charges, Government rent and rates (as the case may be) provided for above. Further increases may be made after an earlier increase shall have been made.

(4) All management charges and air-conditioning charges (if any) and Government rent and rates shall be payable monthly in advance clear of all deductions by way of additional rent.

PART III - PARTICULARS OF CHATTELS

1.	Air-conditioning system.

2.	Fire sprinkler system.

3.	MCB board.

4.	Glass entrance door.

5.	Lighting system.

----------------

THE THIRD SCHEDULE ABOVE REFERRED TO

THIS MEMORANDUM is made the       day of               Two Thousand and [             ] BETWEEN ONLINE HOLDINGS LIMITED whose registered office is situate at [                                                                      ] (hereinafter called the “Landlord”) of the first part [                                                                ] (hereinafter called the “Tenant”) of the second part and [                                                      ] (hereinafter called the “Purchaser”) of the third part.

WHEREAS :-

1. By a Tenancy Agreement dated the [      ] day of [               ] 200[   ] and made between the Landlord and the Tenant (hereinafter called the “Tenancy Agreement”) ALL THAT [portion of [                  ] Floor] of No.838 Lai Chi Kok Road Kowloon (hereinafter called the “Premises”) erected and standing on ALL THAT piece or parcel of ground registered in the Urban Land Registry as NEW KOWLOON INLAND LOT NO.5567 were let by the Landlord to the Tenant for a term of [      ] YEARS commencing from the [     ] day of [                ] 200[  ] to the [     ] day of [                  ] 200[   ] at the rent and upon the terms and conditions therein more particularly set forth.

2. By an Agreement for Sale and Purchase dated the [       ] day of [                ] 200[   ] the Landlord agreed to sell to the Purchaser the Premises at the consideration and upon the terms and conditions therein more particularly set forth.

3. The Tenant has at the request of the Landlord and the Purchaser agreed to enter into this Memorandum on the terms and conditions hereinafter mentioned.

NOW IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO as follows:-

1. The Tenant hereby consents and authorises the Landlord to transfer the sum of HK$[          ] being the deposit held by the Landlord under the Tenancy Agreement (hereinafter called the “Deposit”) (less any amount which may be deducted by the Landlord therefrom pursuant to the terms of the Tenancy Agreement in respect of any loss, damage, costs or expense which may be sustained by the Landlord as a result of any non-observance or non-performance by the Tenant of any of the terms of the Tenancy Agreement) to the Purchaser upon completion of the sale and purchase of the Premises to be held and retained by the Purchaser as deposit in accordance with the terms of the Tenancy Agreement.

2. The Tenant hereby agrees that upon such transfer of the Deposit (less any deduction as aforesaid) the Landlord shall be absolutely discharged from the Landlord’s obligation under the Tenancy Agreement to refund the same or any part thereof to the Tenant at the expiration or sooner determination of the said term under the Tenancy Agreement and the Tenant hereby further agrees to waive all the Tenant’s rights and claims under the Tenancy Agreement against the Landlord in respect of the Deposit (less any deduction as aforesaid) upon such transfer being made as aforesaid.

3. The Tenant hereby undertakes and agrees with the Purchaser to observe and perform all the terms and conditions contained in the Tenancy Agreement and on its part to be observed and performed.

4. The Purchaser hereby agrees that the Purchaser will hold and refund the Deposit (less any deduction as aforesaid) to the Tenant in accordance with the terms of the Tenancy Agreement.

5. Each party shall pay his own Solicitors’ costs and expenses of and incidental to the preparation, approval and completion of this Memorandum.

AS WITNESS the hands of the parties hereto the day and year first above written.

SIGNED by	)
	)	(DO NOT SIGN HERE AT THE
for and on behalf of the	)	DATE OF THIS TENANCY
Landlord whose signature in	)	AGREEMENT)
the presence of :-)

SIGNED by	)
	)	(DO NOT SIGN HERE AT THE
for and on behalf of the	)	DATE OF THIS TENANCY
Tenant in the presence of :-)		AGREEMENT)

SIGNED by	)
	)	(DO NOT SIGN HERE AT THE
for and on behalf of the	)	DATE OF THIS TENANCY
Purchaser in the presence	)	AGREEMENT)
of :-)

SIGNED by Chan Pik Kei Paggy	)
Director__________________	)	For and on behalf of
for and on behalf of Fast	)	FAST MANAGEMENT LIMITED
Management Limited, the Manager	)
duly appointed by the Landlord,	)	/s/ Chan Pik Kei Paggy
whose signature is verified by :-)		Authorized Signature(s)

/s/ Ching Kwok Ho Samuel
Ching Kwok Ho Samuel
Solicitor, Hong Kong SAR.
King & Co., Solicitors & Notaries.

SIGNED by	)	For and on behalf of
	)	Axonex Intelligence Limited
for and on behalf of the Tenant in	)
the presence of:- Hoi Lung Chan	)	Authorized Signature(s)

/s/ Wong Wing Sum
Name of Witness:

RECEIVED on or before the day and	)
year first above written of and from the Tenant	)
the sum of HONG KONG DOLLARS TWO	)	HK$218,787.00
HUNDRED EIGHTEEN THOUSAND SEVEN	)	============
HUNDRED AND EIGHTY-SEVEN being the	)
deposit money consisting of three months’ rent,	)
management charges, air-conditioning charges	)
and a quarter of Government rent and rates.	)

For and on behalf of
FAST MANAGEMENT LIMITED

/s/ Chan Pik Kei Paggy
Authorized Signature(s)
Landlord